Exhibit 99.1

Third Quarter 2023 Earnings Results Media Relations: Tony Fratto 212-902-5400 Investor Relations: Carey Halio 212-902-0300
The Goldman Sachs Group, Inc. 200 West Street | New York, NY 10282

Third Quarter 2023 Earnings Results

Goldman Sachs Reports Third Quarter Earnings Per Common Share of $5.47

“We continue to make significant progress executing on our strategic priorities and we’re confident that the work we’re doing now provides us a much stronger platform for 2024. I also expect a continued recovery in both capital markets and strategic activity if conditions remain conducive. As the leader in M&A advisory and equity underwriting, a resurgence in activity will undoubtedly be a tailwind for Goldman Sachs.”

- David Solomon, Chairman and Chief Executive Officer

Financial Summary

Net Revenues	Net Earnings	EPS
3Q23 $11.82 billion	3Q23 $2.06 billion	3Q23 $5.47
3Q23 YTD $34.94 billion	3Q23 YTD $6.51 billion	3Q23 YTD $17.39

Annualized ROE[1]	Annualized ROTE[1]	Book Value Per Share
3Q23 7.1%	3Q23 7.7%	3Q23 $313.83
3Q23 YTD 7.6%	3Q23 YTD 8.2%	YTD Growth 3.4%

NEW YORK, October 17, 2023 – The Goldman Sachs Group, Inc. (NYSE: GS) today reported net revenues of $11.82 billion and net earnings of $2.06 billion for the third quarter ended September 30, 2023. Net revenues were $34.94 billion and net earnings were $6.51 billion for the first nine months of 2023.

Diluted earnings per common share (EPS) was $5.47 for the third quarter of 2023 compared with $8.25 for the third quarter of 2022 and $3.08 for the second quarter of 2023, and was $17.39 for the first nine months of 2023 compared with $26.71 for the first nine months of 2022.

Annualized return on average common shareholders’ equity (ROE)1 was 7.1% for the third quarter of 2023 and 7.6% for the first nine months of 2023. Annualized return on average tangible common shareholders’ equity (ROTE)1 was 7.7% for the third quarter of 2023 and 8.2% for the first nine months of 2023.

Goldman Sachs Reports

Third Quarter 2023 Earnings Results

Highlights

◾

Global Banking & Markets generated quarterly net revenues of $8.01 billion, driven by strong performances in both Fixed Income, Currency and Commodities (FICC), which included record quarterly net revenues in financing, and Equities.

◾	The firm ranked #1 in worldwide announced and completed mergers and acquisitions, equity and equity-related offerings, and common stock offerings for the year-to-date.[2]

◾	Asset & Wealth Management generated quarterly net revenues of $3.23 billion, including record Management and other fees. Assets under supervision[3,4] ended the quarter at $2.68 trillion.

◾	Platform Solutions generated quarterly net revenues of $578 million, 53% higher than the amount in the prior year period.

◾	Book value per common share increased by 1.5% during the quarter and 3.4% during the first nine months of 2023 to $313.83.

◾	During the quarter, progress was made toward the execution of strategic goals, as the firm announced agreements to sell GreenSky and Personal Financial Management.

Net Revenues

Net revenues were $11.82 billion for the third quarter of 2023, essentially unchanged compared with the third quarter of 2022 and 8% higher than the second quarter of 2023. Net revenues compared with the third quarter of 2022 reflected significantly lower net revenues in Asset & Wealth Management, offset by higher net revenues in Global Banking & Markets and Platform Solutions.

Net Revenues
$11.82 billion

Goldman Sachs Reports

Third Quarter 2023 Earnings Results

Global Banking & Markets

Net revenues in Global Banking & Markets were $8.01 billion for the third quarter of 2023, 6% higher than the third quarter of 2022 and 11% higher than the second quarter of 2023.

Investment banking fees were $1.55 billion, essentially unchanged compared with the third quarter of 2022, due to higher net revenues in Debt underwriting, primarily driven by leveraged finance activity, and higher net revenues in Equity underwriting, primarily from initial public offerings, offset by lower net revenues in Advisory, reflecting a decline in completed mergers and acquisitions transactions. The firm’s Investment banking fees backlog[3] was lower compared with both the end of the second quarter of 2023 and the end of 2022.

Net revenues in FICC were $3.38 billion, 6% lower than a strong third quarter of 2022, reflecting lower net revenues in FICC intermediation, driven by significantly lower net revenues in currencies and commodities and lower net revenues in credit products, partially offset by significantly higher net revenues in interest rate products and mortgages. Net revenues in FICC financing increased slightly.

Net revenues in Equities were $2.96 billion, 8% higher than the third quarter of 2022, due to higher net revenues in Equities financing, reflecting significantly higher net revenues in prime financing, partially offset by significantly lower net revenues from portfolio financing, and higher net revenues in Equities intermediation, primarily in derivatives.

Net revenues in Other were $110 million compared with $(329) million for the third quarter of 2022, primarily reflecting significantly lower net losses on hedges and the absence of net mark-downs on acquisition financing activities included in the prior year period.

Global Banking & Markets
$8.01 billion
Advisory	$ 831 million
Equity underwriting	$ 308 million
Debt underwriting	$ 415 million
Investment banking fees	$ 1.55 billion
FICC intermediation	$ 2.65 billion
FICC financing	$ 730 million
FICC	$ 3.38 billion
Equities intermediation	$ 1.71 billion
Equities financing	$ 1.25 billion
Equities	$ 2.96 billion
Other	$ 110 million

Asset & Wealth Management

Net revenues in Asset & Wealth Management were $3.23 billion for the third quarter of 2023, 20% lower than the third quarter of 2022 and 6% higher than the second quarter of 2023. The decrease compared with the third quarter of 2022 primarily reflected net losses in Equity investments, partially offset by higher Management and other fees.

Equity investments reflected net losses from investments in private equities, due to net losses from real estate investments and significantly lower net gains from company-specific events, and net losses from investments in public equities, both compared to net gains in the prior year period. The increase in Management and other fees primarily reflected the impact of higher average assets under supervision. Incentive fees were lower, driven by more significant harvesting in the prior year period. Private banking and lending net revenues were slightly higher as the impact of higher deposit balances and spreads was largely offset by the impact of the sale of substantially all of the Marcus loans portfolio earlier in the year. Net revenues in Debt investments were unchanged.

Asset & Wealth Management
$3.23 billion
Management and other fees	$ 2.41 billion
Incentive fees	$ 24 million
Private banking and lending	$ 687 million
Equity investments	$(212) million
Debt investments	$ 326 million

Goldman Sachs Reports

Third Quarter 2023 Earnings Results

Platform Solutions

Net revenues in Platform Solutions were $578 million for the third quarter of 2023, 53% higher than the third quarter of 2022 and 12% lower than the second quarter of 2023. The increase compared with the third quarter of 2022 reflected significantly higher net revenues in Consumer platforms.

The increase in Consumer platforms net revenues primarily reflected significantly higher average credit card balances, partially offset by lower net revenues from the GreenSky loan portfolio, which included a mark-down of $123 million related to the transfer of the portfolio to held for sale (more than offset by a related reserve reduction of $637 million in provision for credit losses). Transaction banking and other net revenues were lower, reflecting lower average deposit balances.

Platform Solutions
$578 million
Consumer platforms	$501 million
Transaction banking and other	$ 77 million

Provision for Credit Losses

Provision for credit losses was $7 million for the third quarter of 2023, compared with $515 million for the third quarter of 2022 and $615 million for the second quarter of 2023. Provisions for the third quarter of 2023 reflected net provisions related to both the credit card portfolio (primarily driven by net charge-offs) and wholesale loans (driven by impairments, partially offset by a reserve reduction based on increased stability in the macroeconomic environment), offset by a net release related to the GreenSky loan portfolio (including a reserve reduction of $637 million related to the transfer of the portfolio to held for sale). Provisions for the third quarter of 2022 primarily reflected consumer portfolio growth, net charge-offs and the impact of continued broad concerns on the macroeconomic outlook.

Provision for Credit Losses
$7 million

Operating Expenses

Operating expenses were $9.05 billion for the third quarter of 2023, 18% higher than the third quarter of 2022 and 6% higher than the second quarter of 2023. The firm’s efficiency ratio[3] was 74.4% for the first nine months of 2023, compared with 62.7% for the first nine months of 2022.

The increase in operating expenses compared with the third quarter of 2022 primarily reflected higher compensation and benefits expenses (reflecting an increase in the quarter in the year-to-date ratio of compensation and benefits to net revenues, net of provision for credit losses, and a reduction in the year-to-date ratio in the prior year period), a write-down of intangibles of $506 million related to GreenSky and impairments of $358 million related to consolidated real estate investments (both in depreciation and amortization). In addition, transaction based expenses were higher.

The ratio of compensation and benefits to net revenues, net of provision for credit losses, was 34.5% for the first nine months of 2023, compared with 34.0% for the first half of 2023.

Net provisions for litigation and regulatory proceedings for the third quarter of 2023 were $15 million compared with $191 million for the third quarter of 2022.

Headcount increased 3% compared with the end of the second quarter of 2023, primarily reflecting the timing of campus hires.

Operating Expenses
$9.05 billion

YTD Efficiency Ratio
74.4%

Goldman Sachs Reports

Third Quarter 2023 Earnings Results

Provision for Taxes

The effective income tax rate for the first nine months of 2023 was 23.3%, up from 22.3% for the first half of 2023, primarily due to write-offs of deferred tax assets related to the transfer of GreenSky to held for sale and changes in the geographic mix of earnings.

YTD Effective Tax Rate
23.3%

Other Matters

◾ On October 12, 2023, the Board of Directors of The Goldman Sachs Group, Inc. declared a dividend of $2.75 per common share to be paid on December 28, 2023 to common shareholders of record on November 30, 2023.

◾ During the quarter, the firm returned $2.44 billion of capital to common shareholders, including $1.50 billion of common share repurchases (4.2 million shares at an average cost of $354.79) and $937 million of common stock dividends.[3]

◾ Global core liquid assets[3] averaged $406 billion[4] for the third quarter of 2023, compared with an average of $410 billion for the second quarter of 2023.

Declared Quarterly Dividend Per Common Share
$2.75

Common Share Repurchases
4.2 million shares for $1.50 billion

Average GCLA
$406 billion

Goldman Sachs Reports

Third Quarter 2023 Earnings Results

The Goldman Sachs Group, Inc. is a leading global financial institution that delivers a broad range of financial services to a large and diversified client base that includes corporations, financial institutions, governments and individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in all major financial centers around the world.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts or statements of current conditions, but instead represent only the firm’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the firm’s control. It is possible that the firm’s actual results, financial condition and liquidity may differ, possibly materially, from the anticipated results, financial condition and liquidity in these forward-looking statements. For information about some of the risks and important factors that could affect the firm’s future results, financial condition and liquidity, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the year ended December 31, 2022.

Information regarding the firm’s assets under supervision, capital ratios, risk-weighted assets, supplementary leverage ratio, balance sheet data, global core liquid assets and VaR consists of preliminary estimates. These estimates are forward-looking statements and are subject to change, possibly materially, as the firm completes its financial statements.

Statements about the firm’s Investment banking fees backlog and future results also may constitute forward-looking statements. Such statements are subject to the risk that transactions may be modified or may not be completed at all, and related net revenues may not be realized or may be materially less than expected. Important factors that could have such a result include, for underwriting transactions, a decline or weakness in general economic conditions, an outbreak or worsening of hostilities, including the escalation or continuation of the war between Russia and Ukraine, continuing volatility in the securities markets or an adverse development with respect to the issuer of the securities and, for financial advisory transactions, a decline in the securities markets, an inability to obtain adequate financing, an adverse development with respect to a party to the transaction or a failure to obtain a required regulatory approval. For information about other important factors that could adversely affect the firm’s Investment banking fees, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the year ended December 31, 2022.

Conference Call

A conference call to discuss the firm’s financial results, outlook and related matters will be held at 9:30 am (ET). The call will be open to the public. Members of the public who would like to listen to the conference call should dial 1-888-205-6786 (in the U.S.) or 1-323-794-2558 (outside the U.S.) passcode number 7042022. The number should be dialed at least 10 minutes prior to the start of the conference call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the firm’s website, www.goldmansachs.com/investor-relations. There is no charge to access the call. For those unable to listen to the live broadcast, a replay will be available on the firm’s website beginning approximately three hours after the event. Please direct any questions regarding obtaining access to the conference call to Goldman Sachs Investor Relations, via e-mail, at gs-investor-relations@gs.com.

Goldman Sachs Reports

Third Quarter 2023 Earnings Results

The Goldman Sachs Group, Inc. and Subsidiaries

Segment Net Revenues (unaudited)

$ in millions

	THREE MONTHS ENDED			% CHANGE FROM

	SEPTEMBER 30, 2023	JUNE 30, 2023	SEPTEMBER 30, 2022	JUNE 30, 2023	SEPTEMBER 30, 2022
GLOBAL BANKING & MARKETS
Advisory	$ 831	$ 645	$ 972	29%	(15) %
Equity underwriting	308	338	244	(9)	26
Debt underwriting	415	448	328	(7)	27
Investment banking fees	1,554	1,431	1,544	9	1

FICC intermediation	2,654	2,089	2,896	27	(8)
FICC financing	730	622	721	17	1
FICC	3,384	2,711	3,617	25	(6)

Equities intermediation	1,713	1,533	1,608	12	7
Equities financing	1,248	1,433	1,124	(13)	11
Equities	2,961	2,966	2,732	–	8

Other	110	81	(329)	36	N.M.
Net revenues	8,009	7,189	7,564	11	6

ASSET & WEALTH MANAGEMENT
Management and other fees	2,405	2,354	2,255	2	7
Incentive fees	24	25	56	(4)	(57)
Private banking and lending	687	874	675	(21)	2
Equity investments	(212)	(403)	721	N.M.	N.M.
Debt investments	326	197	326	65	–
Net revenues	3,230	3,047	4,033	6	(20)

PLATFORM SOLUTIONS
Consumer platforms	501	577	290	(13)	73
Transaction banking and other	77	82	88	(6)	(13)
Net revenues	578	659	378	(12)	53

Total net revenues	$ 11,817	$ 10,895	$ 11,975	8	(1)
Geographic Net Revenues (unaudited)[3]
$ in millions

	THREE MONTHS ENDED

	SEPTEMBER 30, 2023	JUNE 30, 2023	SEPTEMBER 30, 2022
Americas	$ 7,570	$ 6,801	$ 7,435
EMEA	2,811	2,868	3,154
Asia	1,436	1,226	1,386
Total net revenues	$ 11,817	$ 10,895	$ 11,975

Americas	64%	63%	62%
EMEA	24%	26%	26%
Asia	12%	11%	12%
Total	100%	100%	100%

Goldman Sachs Reports

Third Quarter 2023 Earnings Results

The Goldman Sachs Group, Inc. and Subsidiaries

Segment Net Revenues (unaudited)

$ in millions

	NINE MONTHS ENDED		% CHANGE FROM

	SEPTEMBER 30, 2023	SEPTEMBER 30, 2022	SEPTEMBER 30, 2022
GLOBAL BANKING & MARKETS
Advisory	$ 2,294	$ 3,296	(30) %
Equity underwriting	901	665	35
Debt underwriting	1,369	1,526	(10)
Investment banking fees	4,564	5,487	(17)

FICC intermediation	8,023	9,916	(19)
FICC financing	2,003	2,073	(3)
FICC	10,026	11,989	(16)

Equities intermediation	4,987	5,553	(10)
Equities financing	3,955	3,362	18
Equities	8,942	8,915	–

Other	110	(423)	N.M.
Net revenues	23,642	25,968	(9)

ASSET & WEALTH MANAGEMENT
Management and other fees	7,041	6,533	8
Incentive fees	102	320	(68)
Private banking and lending	1,915	1,705	12
Equity investments	(496)	323	N.M.
Debt investments	931	934	–
Net revenues	9,493	9,815	(3)

PLATFORM SOLUTIONS
Consumer platforms	1,568	743	111
Transaction banking and other	233	246	(5)
Net revenues	1,801	989	82

Total net revenues	$ 34,936	$ 36,772	(5)
Geographic Net Revenues (unaudited)[3]
$ in millions

	NINE MONTHS ENDED

	SEPTEMBER 30, 2023	SEPTEMBER 30, 2022
Americas	$ 21,565	$ 21,749
EMEA	9,263	10,454
Asia	4,108	4,569
Total net revenues	$ 34,936	$ 36,772

Americas	62%	59%
EMEA	26%	29%
Asia	12%	12%
Total	100%	100%

Goldman Sachs Reports

Third Quarter 2023 Earnings Results

The Goldman Sachs Group, Inc. and Subsidiaries

Consolidated Statements of Earnings (unaudited)

In millions, except per share amounts and headcount

	THREE MONTHS ENDED			% CHANGE FROM

	SEPTEMBER 30, 2023	JUNE 30, 2023	SEPTEMBER 30, 2022	JUNE 30, 2023	SEPTEMBER 30, 2022
REVENUES
Investment banking	$ 1,555	$ 1,432	$ 1,544	9%	1%
Investment management	2,409	2,356	2,283	2	6
Commissions and fees	883	893	992	(1)	(11)
Market making	4,958	4,351	4,641	14	7
Other principal transactions	465	179	472	160	(1)
Total non-interest revenues	10,270	9,211	9,932	11	3

Interest income	18,257	16,836	8,550	8	114
Interest expense	16,710	15,152	6,507	10	157
Net interest income	1,547	1,684	2,043	(8)	(24)

Total net revenues	11,817	10,895	11,975	8	(1)

Provision for credit losses	7	615	515	(99)	(99)

OPERATING EXPENSES
Compensation and benefits	4,188	3,619	3,606	16	16
Transaction based	1,452	1,385	1,317	5	10
Market development	136	146	199	(7)	(32)
Communications and technology	468	482	459	(3)	2
Depreciation and amortization	1,512	1,594	666	(5)	127
Occupancy	267	253	255	6	5
Professional fees	377	392	465	(4)	(19)
Other expenses	654	673	737	(3)	(11)
Total operating expenses	9,054	8,544	7,704	6	18

Pre-tax earnings	2,756	1,736	3,756	59	(27)
Provision for taxes	698	520	687	34	2
Net earnings	2,058	1,216	3,069	69	(33)
Preferred stock dividends	176	145	107	21	64
Net earnings applicable to common shareholders	$ 1,882	$ 1,071	$ 2,962	76	(36)

EARNINGS PER COMMON SHARE
Basic[3]	$ 5.52	$ 3.09	$ 8.35	79%	(34) %
Diluted	$ 5.47	$ 3.08	$ 8.25	78	(34)

AVERAGE COMMON SHARES
Basic	338.7	342.3	352.8	(1)	(4)
Diluted	343.9	347.2	359.2	(1)	(4)

SELECTED DATA AT PERIOD-END
Common shareholders’ equity	$ 106,074	$ 105,790	$ 108,587	–	(2)
Basic shares[3]	338.0	342.0	352.3	(1)	(4)
Book value per common share	$ 313.83	$ 309.33	$ 308.22	1	2

Headcount	45,900	44,600	49,100	3	(7)

Goldman Sachs Reports

Third Quarter 2023 Earnings Results

The Goldman Sachs Group, Inc. and Subsidiaries

Consolidated Statements of Earnings (unaudited)

In millions, except per share amounts

	NINE MONTHS ENDED		% CHANGE FROM

	SEPTEMBER 30, 2023	SEPTEMBER 30, 2022	SEPTEMBER 30, 2022
REVENUES
Investment banking	$ 4,565	$ 5,487	(17) %
Investment management	7,054	6,747	5
Commissions and fees	2,864	3,066	(7)
Market making	14,742	15,583	(5)
Other principal transactions	699	285	145
Total non-interest revenues	29,924	31,168	(4)

Interest income	50,031	16,613	201
Interest expense	45,019	11,009	309
Net interest income	5,012	5,604	(11)

Total net revenues	34,936	36,772	(5)

Provision for credit losses	451	1,743	(74)

OPERATING EXPENSES
Compensation and benefits	11,897	11,384	5
Transaction based	4,242	3,878	9
Market development	454	596	(24)
Communications and technology	1,416	1,327	7
Depreciation and amortization	4,076	1,728	136
Occupancy	785	765	3
Professional fees	1,152	1,392	(17)
Other expenses	1,978	2,003	(1)
Total operating expenses	26,000	23,073	13

Pre-tax earnings	8,485	11,956	(29)
Provision for taxes	1,977	2,021	(2)
Net earnings	6,508	9,935	(34)
Preferred stock dividends	468	356	31
Net earnings applicable to common shareholders	$ 6,040	$ 9,579	(37)

EARNINGS PER COMMON SHARE
Basic[3]	$ 17.52	$ 27.03	(35) %
Diluted	$ 17.39	$ 26.71	(35)

AVERAGE COMMON SHARES
Basic	342.5	353.0	(3)
Diluted	347.4	358.6	(3)

Goldman Sachs Reports

Third Quarter 2023 Earnings Results

The Goldman Sachs Group, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (unaudited)4

$ in billions

	AS OF

	SEPTEMBER 30, 2023	JUNE 30, 2023
ASSETS
Cash and cash equivalents	$ 240	$ 271
Collateralized agreements	387	388
Customer and other receivables	141	157
Trading assets	448	400
Investments	146	138
Loans	178	178
Other assets	37	39
Total assets	$ 1,577	$ 1,571

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$ 403	$ 399
Collateralized financings	295	284
Customer and other payables	253	258
Trading liabilities	195	194
Unsecured short-term borrowings	70	70
Unsecured long-term borrowings	224	231
Other liabilities	20	19
Total liabilities	1,460	1,455
Shareholders’ equity	117	116
Total liabilities and shareholders’ equity	$ 1,577	$ 1,571
Capital Ratios and Supplementary Leverage Ratio (unaudited)[3,4] $ in billions

	AS OF

	SEPTEMBER 30, 2023	JUNE 30, 2023
Common equity tier 1 capital	$ 98.8	$ 98.2

STANDARDIZED CAPITAL RULES
Risk-weighted assets	$ 667	$ 661
Common equity tier 1 capital ratio	14.8%	14.9%

ADVANCED CAPITAL RULES
Risk-weighted assets	$ 669	$ 684
Common equity tier 1 capital ratio	14.8%	14.4%

SUPPLEMENTARY LEVERAGE RATIO
Supplementary leverage ratio	5.6%	5.6%
Average Daily VaR (unaudited)[3,4] $ in millions

	THREE MONTHS ENDED

	SEPTEMBER 30, 2023	JUNE 30, 2023
RISK CATEGORIES
Interest rates	$ 88	$ 118
Equity prices	28	31
Currency rates	19	25
Commodity prices	18	16
Diversification effect	(66)	(73)
Total	$ 87	$ 117

Goldman Sachs Reports

Third Quarter 2023 Earnings Results

The Goldman Sachs Group, Inc. and Subsidiaries

Assets Under Supervision (unaudited)3,4

$ in billions

	AS OF

	SEPTEMBER 30, 2023	JUNE 30, 2023	SEPTEMBER 30, 2022
ASSET CLASS
Alternative investments	$ 267	$ 267	$ 256
Equity	607	627	516
Fixed income	1,031	1,056	955
Total long-term AUS	1,905	1,950	1,727
Liquidity products	775	764	700
Total AUS	$ 2,680	$ 2,714	$ 2,427

	THREE MONTHS ENDED

	SEPTEMBER 30, 2023	JUNE 30, 2023	SEPTEMBER 30, 2022
Beginning balance	$ 2,714	$ 2,672	$ 2,495
Net inflows / (outflows):
Alternative investments	2	(1)	7
Equity	–	(3)	(2)
Fixed income	5	12	4
Total long-term AUS net inflows / (outflows)	7	8	9
Liquidity products	11	4	18
Total AUS net inflows / (outflows)	18	12	27
Acquisitions / (dispositions)	–	–	4
Net market appreciation / (depreciation)	(52)	30	(99)
Ending balance	$ 2,680	$ 2,714	$ 2,427

Goldman Sachs Reports

Third Quarter 2023 Earnings Results

Footnotes

1.

Annualized ROE is calculated by dividing annualized net earnings applicable to common shareholders by average monthly common shareholders’ equity. Annualized ROTE is calculated by dividing annualized net earnings applicable to common shareholders by average monthly tangible common shareholders’ equity (tangible common shareholders’ equity is calculated as total shareholders’ equity less preferred stock, goodwill and identifiable intangible assets). Management believes that ROTE is meaningful because it measures the performance of businesses consistently, whether they were acquired or developed internally, and that tangible common shareholders’ equity is meaningful because it is a measure that the firm and investors use to assess capital adequacy. ROTE and tangible common shareholders’ equity are non-GAAP measures and may not be comparable to similar non-GAAP measures used by other companies.

The table below presents a reconciliation of average common shareholders’ equity to average tangible common shareholders’ equity:

	AVERAGE FOR THE

Unaudited, $ in millions	THREE MONTHS ENDED SEPTEMBER 30, 2023	NINE MONTHS ENDED SEPTEMBER 30, 2023
Total shareholders’ equity	$ 116,298	$ 116,637
Preferred stock	(10,953)	(10,803)
Common shareholders’ equity	105,345	105,834
Goodwill	(5,934)	(6,218)
Identifiable intangible assets	(1,764)	(1,888)
Tangible common shareholders’ equity	$ 97,647	$ 97,728

2.	Dealogic – January 1, 2023 through September 30, 2023.

3.

For information about the following items, see the referenced sections in Part I, Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Quarterly Report on Form 10-Q for the period ended June 30, 2023: (i) Investment banking fees backlog – see “Results of Operations – Global Banking & Markets” (ii) assets under supervision – see “Results of Operations – Asset & Wealth Management – Assets Under Supervision” (iii) efficiency ratio – see “Results of Operations – Operating Expenses” (iv) share repurchase program – see “Capital Management and Regulatory Capital – Capital Management” (v) global core liquid assets – see “Risk Management – Liquidity Risk Management” (vi) basic shares – see “Balance Sheet and Funding Sources – Balance Sheet Analysis and Metrics” and (vii) VaR – see “Risk Management – Market Risk Management.”

For information about the following items, including changes made to the firm’s segments and reclassifications made to previously reported amounts, see the referenced sections in Part I, Item 1 “Financial Statements (Unaudited)” in the firm’s Quarterly Report on Form 10-Q for the period ended June 30, 2023: (i) risk-based capital ratios and the supplementary leverage ratio – see Note 20 “Regulation and Capital Adequacy” (ii) geographic net revenues – see Note 25 “Business Segments” and (iii) unvested share-based awards that have non-forfeitable rights to dividends or dividend equivalents in calculating basic EPS – see Note 21 “Earnings Per Common Share.”

4.	Represents a preliminary estimate for the third quarter of 2023 and may be revised in the firm’s Quarterly Report on Form 10-Q for the period ended September 30, 2023.